EXHIBIT 23.3


                         CONSENT OF INDEPENDENT AUDITORS



We consent to the incorporation by reference in this Registration Statement on Form S-8 filed on June 28, 2001 of Wild Oats Markets, Inc. pertaining to the Wild Oats Markets, Inc. Employee Stock Purchase Plan and employee equity incentive plans of our report dated November 17, 1999, with respect to the financial statements of Sun Harvest Farms, Inc. as of September 28, 1999, December 29, 1998, and December 30, 1997, and for the nine-month period ended September 28, 1999 and the fiscal years ended December 29, 1998, December 30, 1997, and December 31, 1996, included in the Annual Report (Form 10-K) dated March 29, 2001.



                                        Ernst & Young LLP

San Antonio, Texas
June 22, 2001